Exhibit 99.1
November 13, 2006
Press Release
The Cronos Group Announces Results for Third Quarter 2006
San Francisco — Business Wire — November 13, 2006—The Cronos Group (Nasdaq: CRNS) today reported net income of $2.8 million, or $0.34 per diluted share, for the quarter ended September 30, 2006, compared to $2.2 million, or $0.27 per diluted share, for the corresponding period in 2005. In addition, on November 9, 2006, the Board of Directors declared a dividend of $0.07 per common share, payable on January 10, 2007, for the fourth quarter of 2006 to shareholders of record as of the close of business on December 29, 2006, and a dividend of $0.08 per common share, payable on April 10, 2007, for the first quarter of 2007 to shareholders of record as of the close of business on March 23, 2007.
Gross lease revenue for the third quarter was $35.9 million, an increase of 3% over the corresponding quarter of 2005, reflecting the growth of the Company’s specialized container fleet and continued strong utilization rates. The utilization of the combined container fleet finished the third quarter at 93% as Cronos experienced high levels of demand for all container types. Direct operating expenses declined by $1.1 million or 25% when compared with the third quarter of 2005 due to fewer container redeliveries and reduced inventory levels.
Net income for the third quarter of 2006 was $0.6 million higher than in the same period of 2005 due to a $0.7 million decline in Selling, General & Administrative expenses.
The Company added $114.5 million of new container equipment to its fleet during the first nine months of 2006, with specialized equipment (comprising refrigerated, tank, and dry freight special containers) representing 85% of the new acquisitions. The Company’s Joint Venture Program continues to be the primary funding source for container acquisitions and, accordingly, earnings from this program have increased in line with the growth in its fleet size. The Company’s share of earnings from the Joint Venture Program increased to $4.2 million for the first nine months of 2006 from $2.7 million for the corresponding period of 2005.
On November 8, 2006, the maximum debt commitment to the Joint Venture Program was increased from $300 million to $350 million, and the interest rate margin for this facility was reduced by 37.5 basis points to a margin of 125 basis points over Libor (the London Inter-bank Offered rate).
Gross lease revenue was $106.2 million for the first nine months of 2006, an increase of 3% over the same period in 2005. Net income for the nine months ended September 30, 2006 was $7.8 million, or $0.96 per diluted share, compared to $9.3 million, or $1.17 per diluted share for the comparable period in 2005. The decline in net income when compared to prior year included the impact of increased interest rates and a reduction in the level of profit recorded on the disposition of container assets. Net income for the first nine months of 2006 included $0.9 million of legal fees relating primarily to the resolution of legal claims. Net income for the first nine months of 2005 included $2.1 million of non-operating income that was recognized at the conclusion of legal actions, $1.6 million of litigation-related legal expenses and $0.8 million in respect of one-off termination expenses relating to involuntary employee terminations. These items had the effect of reducing net income by $0.3 million.

Cronos is one of the world’s leading lessors of intermodal containers, owning and managing a fleet of over 440,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of over 450 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices using state-of-the-art information technology.
This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for the Company’s container lease operations and the Company’s ability to provide innovative and cost-effective solutions. For further discussion of the risk factors attendant to an investment in the Company’s Common shares, see the Business section in Part I (particularly Item 1A, “Risk Factors”) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC on March 30, 2006.
This press release and other information concerning Cronos can be viewed on Cronos’ website at www.cronos.com
Contact:
Elinor A. Wexler
Vice President-Investor Relations
(415) 677-8990
ir@cronos.com

The Cronos Group
Condensed Unaudited Consolidated Statements of Income
(US dollar amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Gross lease revenue	$35,947	$35,007	$106,249	$103,480
Equipment trading revenue	526	260	3,901	2,210
Commissions, fees and other income:
- Related parties	209	209	541	614
- Unrelated parties	1,131	1,187	3,371	3,737
- Gain on settlement of litigation	—	—	—	1,333

Total revenues	37,813	36,663	114,062	111,374

Direct operating expenses	3,179	4,264	12,494	13,504
Payments to Managed Container Programs:
- Related parties	15,135	11,381	41,486	27,816
- Unrelated parties	7,848	9,177	23,049	27,281
Equipment trading expenses	493	227	3,454	1,978
Depreciation and amortization	2,978	3,293	8,879	12,463
Selling, general and administrative expenses	4,951	5,635	15,100	16,337
Interest expense	1,844	1,562	5,343	4,937
Recovery of amount payable to Managed Container Program	—	—	—	(703)

Total expenses	36,428	35,539	109,803	103,613

Income before income taxes and equity in earnings of affiliate	1,385	1,124	4,257	7,761
Income taxes	(208)	(169)	(639)	(1,154)
Equity in earnings of unconsolidated affiliate	1,576	1,238	4,187	2,692

Net income	2,753	2,193	7,805	9,299

Basic net income per common share	$0.36	$0.30	$1.04	$1.26

Diluted net income per common share	$0.34	$0.27	$0.96	$1.17

The Cronos Group

Condensed Unaudited Consolidated Balance Sheets
(US dollar amounts in thousands, except per share amounts)

	September 30,	December 31,
	2006	2005

Assets
Cash and cash equivalents	$12,739	$15,829
Restricted cash	250	4,200
Amounts due from lessees, net	28,958	28,540
Amounts receivable from Managed Container Programs	2,258	3,391
New container equipment for resale	18,386	38,142
Net investment in direct financing leases	13,005	12,678
Investments in unconsolidated affiliates	41,426	31,358
Container equipment, net	121,624	121,988
Other equipment, net	660	1,130
Goodwill	11,038	11,038
Other intangible assets, net	205	345
Other assets	4,039	3,093

Total assets	$254,588	$271,732

Liabilities and shareholders’ equity
Amounts payable to Managed Container Programs	25,812	25,462
Amounts payable to container manufacturers	26,924	52,790
Direct operating expense payables and accruals	3,886	5,432
Other amounts payable and accrued expenses	5,408	11,873
Debt and capital lease obligations	96,970	87,780
Current and deferred income taxes	3,131	3,174
Deferred income and unamortized acquisition fees	7,396	7,684

Total liabilities	169,527	194,195

Shareholders’ equity
Common shares issued	15,347	15,040
Additional paid-in capital	43,489	43,807
Common shares held in treasury	(297)	(297)
Accumulated other comprehensive income	610	880
Restricted retained earnings	1,832	1,832
Retained earnings	24,080	16,275

Total shareholders’ equity	85,061	77,537

Total liabilities and shareholders’ equity	$254,588	$271,732